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                                                                    EXHIBIT 8(A)

                         [Latham & Watkins' Letterhead]

                                                                   July 18, 1996

Board of Directors
Amserv Healthcare Inc.
3252 Holiday Court
Suite No. 204
La Jolla, California 92037

            Re: Registration Statement on Form S-4

Ladies and Gentlemen:

    The facts, as we understand them, are set forth in the above-referenced Registration Statement on Form S-4 and exhibits thereto to be filed with the Securities and Exchange Commission (the "Registration Statement"). In addition, we will receive certain representations from Amserv Healthcare Inc. ("AMSERV") and Star Multicare Services, Inc. ("STAR") at the Effective Time (as defined in the Registration Statement).

    Based on such facts and representations, the discussion under the caption "Certain Federal Income Tax Consequences" on pages 44 and 45 of the Proxy Statement included in the Registration Statement sets forth Latham & Watkins' opinion as to the material federal income tax consequences expected, under currently applicable law, to result to holders of AMSERV Common Stock (who hold their shares as capital assets) from the merger of AHI Acquisition Corp., a Delaware corporation, and a wholly-owned subsidiary of STAR, with and into AMSERV with AMSERV becoming a wholly-owned subsidiary of STAR.

    This opinion and the Proxy Statement discussion do not address all aspects of federal income taxation that may be relevant to particular AMSERV shareholders in light of their personal investment circumstances, or to certain types of shareholders subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign persons, and shareholders who acquired AMSERV Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not address the conversion of AMSERV Options into options to purchase shares of STAR Common Stock pursuant to the Merger.

    The discussion under the caption "Certain Federal Income Tax Consequences" is based on current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts or representations as referred to herein might affect the conclusion stated herein.

    We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our firm name under the caption "Certain Federal Income Tax Consequences" in the Proxy Statement included in the Registration Statement.

                                          Very truly yours,

                                          /s/ LATHAM & WATKINS